EXHIBIT 10.13

Golden Phoenix Minerals, Inc.

April 16, 2010

Mhakari Gold (Nevada) Inc.
c/o Mhakari Gold Corp.
141 Davisville Ave., Suite 506
Toronto, Ontario M4S 1G7

Attention: Sheldon Davis, President

Re: Offer to Acquire Mineral Interests

Dear Sirs:

This correspondence is a letter of intent forming the basis of our understanding with respect to the proposed option (the "Acquisition") by Golden Phoenix Minerals, Inc. (the "Optionee") of an undivided 80% interest in those mineral properties (the "Mhakari Nevada Properties excluding Vanderbilt Mine") owned or over which an exclusive option is held by Mhakari Gold (Nevada) Inc. (the "Optionor"), as more particularly described at Schedule "A" (the "Optioned Assets"). In addition to those terms and conditions described below, the proposed purchase contemplated hereby is contingent on (A) receiving "an area of interest waiver" from Scorpio Gold in form and substance satisfactory to the Optionee and the Optionor, and (B) the parties concurrently completing the purchase and sale of an 80% interest in the "Mhakari Vanderbilt Properties", as more particularly described in a letter of intent date the date hereof entered into between the Optionee and the Optionor.

All figures are in US dollars unless otherwise specified.

Upon signing of this letter of intent, the Optionee shall pay to the Optionor (or as the Optionor directs) CDN$5,000 on account of the Optionor's legal fees and a non-refundable deposit of $25,000, which $25,000 payment will be credited against the Purchase Price payable under the Definitive Agreement.

1.
Upon execution of this letter of intent, the parties shall, acting reasonably and in good faith, proceed immediately to negotiate a definitive and binding option agreement (the "Definitive Agreement") containing customary terms, conditions, covenants, representations and warranties and reflecting the following agreed terms:

(a)	The option price payable by the Optionee to the Optionor for an undivided 80% interest in the Optioned Assets will be as follows:

(i)
upon signing of the Definitive Agreement, (A) a cash payment of $75,000 in monthly installments of $25,000 commencing upon signing of the Definitive Agreement (all figures in United States dollars) (B) the issuance by the Optionee to the Optionor (or as the Optionor may direct) of 5,000,000 common shares and 5,000,000 warrants with a strike price of $0.05 in the capital of the Optionee exercisable for a period of five years;

(ii)	within six months of signing the Definitive Agreement, a further $50,000 cash payment to the Optionor (or as the Optionor may direct);

(iii)	within 12 months of signing the Definitive Agreement, an additional $50,000 cash payment to the Optionor (or as the Optionor may direct);

(iv)
within 12 months of signing the Definitive Agreement, the Optionee shall be required to expend no less than $150,000 in exploration and development expenditures (of which no more than $20,000 may be expended on permitting, claim, holding-related or insurance costs) on the Mhakari Nevada Properties excluding Vanderbilt Mine;

(v)
within 48 months of signing the Definitive Agreement, the Optionee shall be required to expend no less than a further $1,000,000 in exploration and development expenditures (of which no more than $60,000 may be expended on permitting, claim, holding-related or insurance costs) on the Mhakari Nevada Properties excluding Vanderbilt Mine;

(together with the $25,000 deposit paid on signing of the letter of intent, the "Purchase Price").

(b)
The Optionee may accelerate any or all of such payments and, except as expressly noted above, any and all excess payments shall be carried forward and applied as a credit against payments that the Optionee is required to make in the succeeding period or periods.

(c)
The parties hereby recognize and agree to honour the existing net smelter return royalty affecting a portion of the Mhakari Nevada Properties excluding Vanderbilt Mine, all as more particularly described at Schedule "A".

(d)
The shares issuable to the Optionor pursuant to Section 1(a) (the "Consideration Shares") shall be issued as fully paid and non-assessable. The Optionor acknowledges that the Consideration Shares may be subject to regulatory hold periods, in which case the share certificates representing the Consideration Shares shall bear the appropriate legends. The Optionee shall make all such filings and take all such further actions as may be necessary to ensure that the Consideration Shares are, no later than 5 days following the signing of the Definitive Agreement, validly posted for trading on the OTC.BB or another mutually agreed, recognized North American stock exchange. The Consideration Shares shall be adjusted in the event of a consolidation, share split or other similar event or in the event that the Optionee is acquired pursuant to a takeover, amalgamation or other similar transaction, in any case between the date of this letter of intent and the execution date of the Definitive Agreement.

(e)
Upon signing of the Definitive Agreement, the Optionee shall be designated the operator of the Mhakari Nevada Properties excluding Vanderbilt Mine in order that it may complete the required exploration and development.

(f)	Upon satisfying those portions of the Purchase Price identified in 1(a)(i) through 1(a)(iv) above:

(i)	the Optionee shall receive a 51% voting interest in the Optioned Assets; and

(ii)
the parties shall forthwith enter into a joint venture agreement (the "Joint Venture Agreement") with respect to the Mhakari Nevada Properties excluding Vanderbilt Mine. Under the terms of the Joint Venture Agreement, the Optionee will assume day-to-day operational control of the Mhakari Nevada Properties excluding Vanderbilt Mine. Questions relating to the structure, budget, funding and strategy of the joint venture ("JV") and other considerations outside the ordinary course of business or day-to-day operation of the JV will be determined by a joint venture committee ("JV Committee") to be comprised of one representative of each of the Optionee and the Optionor. Every question to determined by the JV Committee shall be decided by a majority of votes; a party owning greater than a 50% interest in the JV shall have the casting or tiebreaking vote in the event of an equality of votes on any question to be determined by the JV Committee. The Joint Venture Agreement will contain customary terms and conditions and will provide that, should either party not contribute its proportionate share of required capital relative to its ownership interest in the Optioned Assets, its ownership interest shall be reduced on the basis of 1% for every $200,000 which such party fails to contribute toward the expenses of the JV. Either party holding a minority interest in the Optioned Assets shall receive a "tagalong" right whereby the party holding such minority interest shall have the right to participate, on a pro rata basis, in a sale by the majority interest holder of all or any part of its interest in the Optioned Assets to a bona fide third party Optionee; provided that, upon either party being diluted to less than a 1% ownership interest in the Optioned Assets, such minority owner's interest shall be converted into a 1% net smelter return royalty (subject to an option in favour of the majority owner to acquire such royalty for an aggregate purchase price of $1,000,000).

(g)	Upon completing the expenditures identified in 1(a)(v) above and thereby satisfying the Purchase Price in full:

(i)
the Optionee's ownership interest in the Mhakari Nevada Properties excluding Vanderbilt Mine shall be increased from 51% to 80%, which interests will then be reflected in the JV (which shall continue to govern); and

(ii)	the Optionor shall file all transfer documents necessary to effect and record with the relevant government agencies the transfer of the ownership interest stipulated hereunder.

2.
Confidentiality: The parties hereto acknowledge that certain confidential information will be disclosed for the purposes set out in this letter of intent. Each party to whom confidential information is disclosed (the "Recipient") hereby agrees that all such confidential information disclosed to it will be kept confidential, provided that the Recipient may disclose the confidential information (i) to its officers, employees, contractors, professional advisors, and other representatives strictly on a need to know basis, (ii) with the prior written consent of the disclosing party, or (iii) if required by law. Such confidential information will be used by the Recipient solely in connection with the purposes set out in this letter of intent and for no other or improper purpose.

3.
Due diligence: The Acquisition shall be conditional upon the parties completing due diligence to their reasonable satisfaction within 30 days of the date of this letter of intent. Notwithstanding anything to the contrary contained herein, either party may, upon written notice within 30 days of the date hereof, terminate negotiations with respect to the Acquisition as a result of their due diligence findings. In the event of such termination, the parties shall be released from any obligations in respect of the Acquisition, except that the confidentiality provisions set out above shall remain in full force and effect for a period of two years from the date hereof.

4.
Exclusivity: In the event that the Definitive Agreement is not entered into on or before April 30, 2010, this letter of intent shall terminate, and the payments noted in the preamble shall be permanently forfeited to the Optionor. Notwithstanding the preceding sentence, the confidentiality provisions noted above shall survive the termination of this letter of intent.

5.
This letter of intent shall be governed by the laws of the State of Nevada and the federal laws of the United States applicable therein, and the parties hereby irrevocably attorn to the non-exclusive jurisdiction of the courts of such state.

6.
This letter of intent may be executed (by original or facsimile transmission) in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument.

[Signatures to follow.]

If you agree to the terms of this letter of intent, please execute a duplicate copy hereof and return it to the Optionee at the address noted above.

Yours very truly,

GOLDEN PHOENIX MINERALS, INC.

Per: /s/ Thomas Klein
             Authorized Signing Officer

Agreed to and accepted this 16th day of April, 2010.

MHAKARI GOLD (NEVADA) INC.

Per: /s/ Sheldon Davis
             Authorized Signing Officer

Schedule "A"

Description of Optioned Assets

See attached.